Exhibit 99.1

United Rentals, Inc.

100 First Stamford Place

Suite 700

Stamford, CT 06902

Telephone: 203 622 3131

Fax: 203 622 6080

www.unitedrentals.com

William Plummer to Retire as Chief Financial Officer of United Rentals

Jessica Graziano, Senior Vice President – Controller and Principal Accounting

Officer, to assume role of CFO in October 2018

STAMFORD, Conn. – July 2, 2018 – United Rentals, Inc. (NYSE: URI) today announced that William Plummer will retire as executive vice president and chief financial officer on October 12, 2018. Mr. Plummer is the company’s longest-serving CFO, having joined United Rentals in 2008. He will remain with United Rentals until January 31, 2019, in an advisory capacity.

The United Rentals board of directors has appointed Jessica Graziano as chief financial officer, effective October 12. Ms. Graziano joined United Rentals in December 2014 as controller and principal accounting officer and was promoted to her current role in March 2017. In this role, she works closely with the senior leadership team and oversees the company’s accounting, financial planning and analysis and insurance departments. Ms. Graziano has more than two decades of financial management experience, previously serving as senior vice president, principal financial officer, chief accounting officer and corporate controller for Revlon Inc. Earlier, she held senior financial positions with UST Inc. (now Altria Group), Sturm, Ruger & Company Inc. and KPMG LLP.

Michael Kneeland, chief executive officer of United Rentals, said, “We deeply appreciate Bill’s extraordinary contributions to United Rentals over the last decade and the strong leadership he has provided. He will remain available to the executive team in an advisory capacity. On a personal note, I want to thank Bill for being an incredible partner in transforming our company and serving our shareholders. We all wish him the very best in his retirement from the company.”

During his tenure at United Rentals, Mr. Plummer brought his significant expertise to bear on behalf of the business. He has been instrumental in helping the company execute a strategy of strong organic growth and acquisitions, strengthening the company’s capital structure, and improving profitability and free cash flow that, combined, have created substantial shareholder value.

Mr. Plummer said, “It has been a privilege to provide financial leadership to United Rentals during a pivotal 10 years of growth. While I’m incredibly proud of the results we produced, I’m even more proud of the team that delivered those results, and I know they will continue to do so. Jessica and I have worked closely together for more than three years, and I’ve seen her strengths firsthand. I’m stepping down with the knowledge that, under her leadership, the company will continue its focus on balancing growth and returns.”

Mr. Plummer’s experience prior to United Rentals included positions as chief financial officer of Dow Jones & Company and treasurer of Alcoa, Inc. He is the recipient of numerous awards, including recognitions as one of America’s Best CFOs by Institutional Investor magazine, and one of the 100 Most Powerful Executives in Corporate America by Black Enterprise magazine. He serves on the boards of directors of John Wiley & Sons, Inc. and Global Payments, Inc.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,002 rental locations in 49 states and every Canadian province. The company’s approximately 15,000 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,400 classes of equipment for rent with a total original cost of $11.39 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:

Ted Grace

(203) 618-7122

Cell: (203) 399-8951

tgrace@ur.com